Exhibit 2.1

PLAN OF ARRANGEMENT

UNDER DIVISION 5 OF PART 9 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words terms will have the meanings hereinafter set forth:

“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Corporation.

“Articles” means the articles of continuance and notice of articles of the Corporation dated as of July 8, 2005, as amended.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement to be filed after the Final Order has been granted giving effect to the Arrangement.

“Atlantic” or the “Corporation” means Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereto, now in effect and as it may be amended from time to time prior to the Effective Date.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Vancouver, British Columbia.

“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof.

“Common Share Exchange Ratio” means the ratio upon which Common Shares will be exchanged for New Common Shares, being the proportion, if any, that (i) the difference between the closing trading price of an IPS on the day immediately prior to the Effective Date and the face amount of the IPS Subordinated Notes, is of (ii) the closing trading price of an IPS on the day immediately prior to the Effective Date;

“Common Shareholders” means the holders of Common Shares.

“Common Shares” means the common shares in the capital of the Corporation which for greater certainty, include, (i) the Common Shares that together with the IPS Subordinated Notes are represented by an IPS and are held by IPS Holders, and (ii) the Common Shares that together with the Subordinated Notes previously were represented by an IPS, but were separated from such Subordinated Notes and are held as separate common shares.

“Court” means the Supreme Court of British Columbia.

“Dissenting Common Shareholders” means those registered holders, as of the Record Date, of Common Shares that are not represented by IPSs, that have a right to dissent with respect to the Common Shareholders’ Resolution in accordance with the provisions of Sections 237 to 247 of Division 2 of Part 8 of the BCBCA.

“Effective Date” means the date upon which all conditions to the completion of the Arrangement have been satisfied or waived and on which the Final Order is deposited at the Corporation’s registered office.

“Effective Time” means the time on the Effective Date at which all of the steps in the Plan of Arrangement have been completed.

“Entitlements” means the legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to or arising out of, or in connection with, the Common Shares, the IPS Subordinated Notes and the IPSs, including, without limitation, any options, warrants or other rights to acquire Common Shares, IPS Subordinated Notes and IPSs.

“Final Order” means the final order of the Court approving the Arrangement under Division 5 of Part 9 of the BCBCA, containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended and modified by any court of competent jurisdiction.

“Interim Order” means the interim order of the Court, as the same may be amended by the Court, providing for, among other things, the calling of the Meeting and providing declarations and directions with respect to the Arrangement, as such order may be amended, supplemented or varied by the Court.

“IPS Holders” mean the holders of IPSs.

“IPS Subordinated Notes” means the Subordinated Notes that are represented by IPSs.

“IPSs” means the income participating securities of the Corporation, each consisting of one Common Share and Cdn$5.767 principal amount of IPS Subordinated Notes.

“Meeting” means the special meeting of Securityholders to be held on November 24, 2009 to consider the matters set out in the Notice of Meeting.

“New Common Shares” means the common shares in the capital of the Corporation to be created and issued to Securityholders pursuant to the Arrangement and having the rights, privileges, restrictions and conditions set forth in Appendix “A” to the Plan of Arrangement.

“Note Trustee” means Computershare Trust Company of Canada, the trustee under the Subordinated Note Indenture.

“Notice of Meeting” means the notice of the Meeting sent to Securityholders in connection with the Meeting.

“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement pursuant to section 291 of the BCBCA.

“Securityholders” means collectively, holders of IPSs and Common Shares.

“Subordinated Note Exchange Ratio”  means the ratio upon which the IPS Subordinated Notes will be exchanged for New Common Shares being the proportion that (i) the face amount of the IPS Subordinated Notes represented by an IPS, is of (ii) the closing trading price of an IPS on the day immediately prior to the Effective Date.

“Subordinated Note Indenture” means the subordinated note indenture dated November 18, 2004 between Atlantic and the Note Trustee, under which the Subordinated Notes were issued by the Corporation, as amended, modified or supplemented from time to time.

“Subordinated Notes” means the 11.0% subordinated notes of the Corporation issued in accordance with the Subordinated Note Indenture.

“U.S. Ownership Restrictions on the Corporation’s Securities” means collectively, the following U.S. ownership restrictions and limitations on the Corporation’s securities as set out in the Articles: (i) the restrictions in Section

25.4 under the heading ‘Restrictions on Ownership by ERISA Plans’, (ii) the limitations set out in Section 25.5 under the heading ‘Limitation on United States Resident Ownership’, (iii) the limitations in Section 25.6 under the heading ‘Limitation on Ownership by U.S. Entities’, and (iv) the limitations in Section 25.7 under the heading ‘Limitation on Ownership by Public Utilities, which Sections of the Articles are set out in their entirety as Schedule “C” to the management information and proxy circular of Atlantic Power Corporation dated October 16, 2009

Section 1.2            Definitions in the BCBCA

Words and phrases used herein that are defined in the BCBCA and are not otherwise defined in this Plan of Arrangement will have the same meaning herein as in the BCBCA as of the date hereof, unless the context otherwise requires.

Section 1.3            Articles of Reference

The terms “hereof’, “hereunder”, “herein” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, clause or paragraph of this Plan of Arrangement and include any agreements supplemental hereto. In this Plan of Arrangement, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan of Arrangement.

Section 1.4            Interpretation Not Affected By Headings

The division of this Plan of Arrangement into articles, sections, subsections, clauses and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.5            Number and Gender

Unless the context otherwise requires, words importing the singular only will include the plural and vice versa and words importing the use of any gender will include all genders.

Section 1.6            Date for Any Action

In the event that the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.7            Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules, regulations, policies and blanket orders made thereunder and, unless otherwise specified, all amendments to such statute, regulation, rule, policy or blanket order and any rule, regulation, policy or blanket order that supplements, replaces or supersedes any such statute, regulation, rule, policy or blanket order.

Section 1.8            Currency

Unless otherwise stated, all references herein to sums of money or currency are expressed in lawful money of Canada.

Section 1.9            Successors and Assigns

This Plan of Arrangement shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan of Arrangement.

Section 1.10         Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement shall be subject to the exclusive jurisdiction of the Court.

ARTICLE 2
PLAN OF ARRANGEMENT

Section 2.1            Amendment to Articles

The Articles will be amended to create the New Common Shares as a new class of common shares in the capital of the Corporation and to remove the U.S. Ownership Restrictions on the Corporation’s Securities and Articles of Arrangement will be filed to give effect to the Articles as so amended.

Section 2.2            Treatment of Common Shares

In accordance with the steps and sequence set forth in Section 4.1, on the Effective Date, all of the outstanding Common Shares will be exchanged for cancellation in consideration for New Common Shares on the basis of the Common Share Exchange Ratio with no further action required to be taken by the Common Shareholders. The Common Shareholders shall and shall be deemed to have irrevocably surrendered for cancellation all right, title and interest in the Common Shares and such shares shall be cancelled by the Corporation and the New Common Shares provided therefor shall be and shall be deemed to be received in exchange therefor.

Section 2.3            Treatment of IPS Subordinated Notes

In accordance with the steps and sequence set forth in Section 4.1, on the Effective Date, all of the outstanding IPS Subordinated Notes will be exchanged for cancellation in consideration for New Common Shares at the Subordinated Note Exchange Ratio, with no further action required to be taken by the IPS Holders. The IPS Holders shall and shall be deemed to irrevocably and finally exchange their IPS Subordinated Notes for the New Common Shares, the New Common Shares shall be deemed to be received in full and final settlement of the IPS Subordinated Notes and all Entitlements relating to the IPS Subordinated Notes and under the Subordinated Note Indenture will be irrevocably and fully cancelled and extinguished.

Section 2.4            Treatment of IPSs

As a result of the treatment of Common Shares and IPS Subordinated Notes under Sections 2.2 and 2.3 herein respectively, and in accordance with the steps and sequence set forth in Section 4.1, on the Effective Date, all of the outstanding IPSs will be exchanged for New Common Shares with the result that one New Common Share will be issued for each IPS with no further action required to be taken by the IPS Holders. The IPS Holders shall and shall be deemed to irrevocably and finally exchange their IPSs for the New Common Shares and the New Common Shares shall be and shall be deemed to be received in full and final settlement of the IPSs and all Entitlements relating to the IPSs.

Section 2.5            Transfers Free and Clear

Any transfer or deemed transfer of Common Shares, IPS Subordinated Notes and IPSs pursuant to the Arrangement will be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.

ARTICLE 3
CAPITAL STRUCTURE

Section 3.1            Capital Reorganization

In accordance with the steps and sequence set forth in Section 4.1, the capital structure of Atlantic shall be reorganized pursuant to the Plan of Arrangement.

Section 3.2            Issued New Common Shares

After giving effect to Section 4.1, the issued share capital of Atlantic shall consist of that number of New Common Shares resulting from the issuances described in Article 2. All New Common Shares issued and outstanding as a result of the application of this Plan of Arrangement shall be deemed to be issued and outstanding as fully-paid and non-assessable.

Section 3.3            Cancellation of Common Shares, IPS Subordinated Notes and IPSs and all Entitlements

Pursuant to the Plan of Arrangement, the following shall occur:

(a)                                  the Common Shares, the IPS Subordinated Notes and the IPSs shall be irrevocably and finally cancelled; and

(b)                                 all Entitlements relating to the Common Shares, the IPS Subordinated Notes and the IPSs shall be irrevocably and finally cancelled and eliminated.

ARTICLE 4
IMPLEMENTATION OF THE ARRANGEMENT

Section 4.1            Steps of the Arrangement

Commencing at the Effective Time, the following shall be deemed to occur without any further act or formality required on the part of any Person:

(a)                                  the Articles of Arrangement will be filed to create the New Common Shares and to remove the U.S. Ownership Restrictions on the Corporation’s Securities;

(b)                                 all outstanding Common Shares will be exchanged for New Common Shares, at the Common Share Exchange Ratio; and

(c)                                  all outstanding IPS Subordinated Notes will be exchanged for New Common Shares at the Subordinated Note Exchange Ratio.

Section 4.2            Other Steps

Atlantic may undertake, at its sole discretion, any other corporate steps or transactions necessary to implement this Plan of Arrangement.

Section 4.3            Fractional Shares

(a)                                  No fractional shares shall be issued under this Plan of Arrangement, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Atlantic.

(b)                                 The Plan of Arrangement will result in the issuance of a whole number of New Common Shares.

(c)                                  If, as a result of the Plan of Arrangement, a holder of Common Shares that are not represented by IPSs would otherwise be entitled to a fraction of a New Common Share, the number of New Common Shares issuable to such Common Shareholder shall be rounded down.

Section 4.4            Settlement Procedures

(a)                                  CDS and Computershare Trust Company of Canada are the only registered holders of the IPSs and Common Shares. Upon completion of the Arrangement, CDS shall be the only registered holder of the New Common Shares. The delivery to CDS of one or more global certificates representing the New Common Shares to which the IPS Holders and the Common Shareholders are entitled under this Plan of Arrangement shall be made no later than the third Business Day following the Effective Date.

(b)                                 The delivery to beneficial owners of New Common Shares issued pursuant to the Plan of Arrangement will be made through the facilities of CDS to CDS participants, who, in turn, will effect the delivery of the New Common Shares to the beneficial holders of such New Common Shares pursuant to standing instructions and customary practices. The Corporation shall have no liability or obligation in respect of all deliveries of New Common Shares from CDS, or its nominee, to CDS participants or from CDS participants to beneficial holders of New Common Shares.

ARTICLE 5
DISSENTING COMMON SHAREHOLDERS

Section 5.1            Dissent Rights

(a)                                  Registered holders as of the Record Date of Common Shares that are not represented by IPSs shall have the right to dissent with respect to the Common Shareholders’ Resolution (the “Dissenting Common Shareholders”), and, if the Common Shareholders’ Resolution becomes effective, to be paid the fair value of their Common Shares in accordance with the provisions of sections 237 to 247 of Division 2 of Part 8 of the BCBCA, as modified by the Interim Order.

(b)                                 Failure to strictly comply with the requirements set forth in sections 237 to 247 of Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, may result in the loss of any right to dissent. Only registered Dissenting Common Shareholders shall be entitled to dissent. A beneficial owner of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wishes to dissent must make arrangements for the Common Shares beneficially owned by such holder to be registered in such holder’s name prior to the time the written dissent to the Common Shareholders’ Resolution is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such Common Shares to dissent on behalf of the holder. A Dissenting Common Shareholder shall not be entitled to dissent in respect of only a portion of such Dissenting Common Shareholders’ Common Shares.

ARTICLE 6
MISCELLANEOUS

Section 6.1            Amendments to Plan of Arrangement

(a)                                  Subject to Section 6.1(b), the Corporation reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Meeting, approved by the Court, and (iii) if made following the Meeting, communicated to IPS Holders and Common Shareholders if and as required by the Court and in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement will become part of this Plan of Arrangement for all purposes.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by the Corporation, provided that it concerns a matter which, in the reasonable opinion of the Corporation, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the IPS Holders, Common Shareholders or holders of New Common Shares, as applicable.

Section 6.2            Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Corporation, (ii) all of the registered and beneficial IPS Holders, (iii) all of the registered and beneficial Common

Shareholders, and (iv) all of the registered and beneficial holders of the New Common Shares, all without any further act or formality required on the part of any Person, except as expressly provided herein.

Section 6.3            Conditions Precedent

The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver by the Corporation in its sole discretion, of the following conditions precedent:

(a)                                  the Interim Order shall have been granted in form and substance satisfactory to the Corporation, acting reasonably, not later than October 16, 2009 and shall not have been set aside or modified in a manner unacceptable to it, on appeal or otherwise;

(b)                                 the IPS Holders’ Resolution shall have been approved by the requisite number of votes cast by the IPS Holders at the Meeting in accordance with the provisions of the Interim Order and any applicable regulatory requirements;

(c)                                  the Common Shareholders’ Resolution shall have been approved by the requisite number of votes cast by the Common Shareholders at the Meeting in accordance with the provisions of the Interim Order and any applicable regulatory requirements;

(d)                                 the Final Order shall have been granted in form and substance satisfactory to the Corporation, acting reasonably, not later than November 27, 2009, or such later date as the Corporation may determine, in its sole discretion;

(e)                                  the Articles of Arrangement shall have been filed and confirmation thereof shall have been received;

(f)                                    no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency, and there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)                                     makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated in the Plan of Arrangement; or

(ii)                                  results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated in the Plan of Arrangement;

(i)                                     all material regulatory consents, exemptions and approvals considered necessary or desirable by the Corporation with respect to the transactions contemplated under the Arrangement shall have been completed or obtained including, without limitation, consents, exemptions and approvals from applicable securities regulatory authorities and the Toronto Stock Exchange; and

(j)                                     the Toronto Stock Exchange shall have conditionally approved the substitutional listing of the New Common Shares to be issued pursuant to the Arrangement, subject only to the filing of required documents which cannot be filed prior to the Effective Date.

ARTICLE 7
GENERAL

Section 7.1            Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Corporation will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order to document or evidence any of the transactions or events set out herein.

Section 7.2            Severability of Plan of Arrangement Provisions

If, prior to the Effective Date, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, the Court, at the request of the parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

Section 7.3            Paramountcy

From and after the Effective Time (a) this Plan of Arrangement will take precedence and priority over any and all rights related to IPSs and Common Shares issued prior to the Effective Time, (b) the rights and obligations of IPS Holders and Common Shareholders will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent, whether or not previously asserted) and all Entitlements based on or in any way relating to IPSs or Common Shares will be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

APPENDIX “A” TO PLAN OF ARRANGEMENT

NEW COMMON SHARE TERMS

Holders of New Common Shares will be entitled to the following:

•                  to receive dividends as and when declared by the Board of Directors;

•                  to be notified of and attend meetings of the shareholders of the Corporation;

•                  to one vote per share on all matters to be voted on at all meetings of shareholders; and

•                  upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, to share rateably in the remaining assets available for distribution, after payment of liabilities of the Corporation.